UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     1)*

AXALTA COATING SYSTEMS LTD.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

G0750C108

(CUSIP Number)

December 31, 2015

(Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G0750C108	Schedule 13G	Page 1 of 28

1	NAMES OF REPORTING PERSONS The Carlyle Group L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 69,811,996
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 69,811,996
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 69,811,996
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G0750C108	Schedule 13G	Page 2 of 28

1	NAMES OF REPORTING PERSONS Carlyle Group Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 69,811,996
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 69,811,996
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 69,811,996
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.4%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

CUSIP No. G0750C108	Schedule 13G	Page 3 of 28

1	NAMES OF REPORTING PERSONS Carlyle Holdings II GP L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 69,811,996
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 69,811,996
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 69,811,996
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.4%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

CUSIP No. G0750C108	Schedule 13G	Page 4 of 28

1	NAMES OF REPORTING PERSONS Carlyle Holdings II L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Québec
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 69,811,996
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 69,811,996
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 69,811,996
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.4%
12	TYPE OF REPORTING PERSON OO (Québec société en commandit)

CUSIP No. G0750C108	Schedule 13G	Page 5 of 28

1	NAMES OF REPORTING PERSONS TC Group Cayman Investment Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 69,811,996
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 69,811,996
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 69,811,996
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G0750C108	Schedule 13G	Page 6 of 28

1	NAMES OF REPORTING PERSONS TC Group Cayman Investment Holdings Sub L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 69,811,996
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 69,811,996
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 69,811,996
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G0750C108	Schedule 13G	Page 7 of 28

1	NAMES OF REPORTING PERSONS CP V General Partner, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 53,560,977
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 53,560,977
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 53,560,977
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 22.5%
12	TYPE OF REPORTING PERSON OO (Cayman Islands Exempt Company)

CUSIP No. G0750C108	Schedule 13G	Page 8 of 28

1	NAMES OF REPORTING PERSONS TC Group V Cayman, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 53,560,977
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 53,560,977
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 53,560,977
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 22.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G0750C108	Schedule 13G	Page 9 of 28

1	NAMES OF REPORTING PERSONS Carlyle Partners V SA1 Cayman, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 14,855,707
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 14,855,707
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,855,707
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G0750C108	Schedule 13G	Page 10 of 28

1	NAMES OF REPORTING PERSONS Carlyle Partners V SA2 Cayman, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 13,393,550
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 13,393,550
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,393,550
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G0750C108	Schedule 13G	Page 11of 28

1	NAMES OF REPORTING PERSONS Carlyle Partners V SA3 Cayman, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 13,745,430
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 13,745,430
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,745,430
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.8%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G0750C108	Schedule 13G	Page 12 of 28

1	NAMES OF REPORTING PERSONS Carlyle Partners V-A Cayman, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 861,169
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 861,169
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 861,169
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G0750C108	Schedule 13G	Page 13 of 28

1	NAMES OF REPORTING PERSONS CP V Coinvestment A Cayman, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,631,615
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,631,615
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,631,615
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G0750C108	Schedule 13G	Page 14 of 28

1	NAMES OF REPORTING PERSONS CP V Coinvestment B Cayman, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 195,881
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 195,881
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,881
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G0750C108	Schedule 13G	Page 15 of 28

1	NAMES OF REPORTING PERSONS Carlyle Coatings Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,877,625
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,877,625
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,877,625
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G0750C108	Schedule 13G	Page 16 of 28

1	NAMES OF REPORTING PERSONS CEP III Managing GP Holdings, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 16,251,019
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 16,251,019
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,251,019
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%
12	TYPE OF REPORTING PERSON OO (Cayman Islands Exempt Company)

CUSIP No. G0750C108	Schedule 13G	Page 17 of 28

1	NAMES OF REPORTING PERSONS CEP III Managing GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 16,251,019
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 16,251,019
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,251,019
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G0750C108	Schedule 13G	Page 18 of 28

1	NAMES OF REPORTING PERSONS Carlyle Europe Partners III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 16,251,019
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 16,251,019
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,251,019
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G0750C108	Schedule 13G	Page 19 of 28

1	NAMES OF REPORTING PERSONS CEP III Participations S.à r.l. SICAR
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 16,251,019
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 16,251,019
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,251,019
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%
12	TYPE OF REPORTING PERSON OO (Luxembourg Limited Liability Company)

CUSIP No. G0750C108	Schedule 13G	Page 20 of 28

ITEM 1.	(a) Name of Issuer:

Axalta Coating Systems Ltd. (the “Issuer”)

(b)    Address of Issuer’s Principal Executive Offices:

Two Commerce Square,

2001 Market Street,

Suite 3600,

Philadelphia, Pennsylvania 19103

ITEM 2.	(a)Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Carlyle Group Management L.L.C.

The Carlyle Group L.P.

Carlyle Holdings II GP L.L.C.

Carlyle Holdings II L.P.

TC Group Cayman Investment Holdings, L.P.

TC Group Cayman Investment Holdings Sub L.P.

CP V General Partner, L.L.C.

TC Group V Cayman, L.P.

Carlyle Partners V SA1 Cayman, L.P. (“CPV SA1”)

Carlyle Partners V SA2 Cayman, L.P. (“CPV SA2”)

Carlyle Partners V SA3 Cayman, L.P. (“CPV SA3”)

Carlyle Partners V-A Cayman, L.P. (“CPV-A”)

CP V Coinvestment A Cayman, L.P. (“CPV Coinvest A”)

CP V Coinvestment B Cayman, L.P. (“CPV Coinvest B”)

Carlyle Coatings Partners, L.P. (“CCP”, and together with CPV SA1, CPV SA2, CPV SA3, CPV-A, CPV     Coinvest A and CPV Coinvest B, the “Carlyle Cayman Shareholders”)

CEP III Managing GP Holdings, Ltd.

CEP III Managing GP, L.P.

Carlyle Europe Partners III, L.P.

CEP III Participations S.à r.l. SICAR (“CEP III”)

(b)    Address or Principal Business Office:

The address for each of TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., TC Group V Cayman, L.P. and the Carlyle Cayman Shareholders is c/o Intertrust Corporate Services, 190 Elgin Avenue, George Town, Grand Cayman, E9 KY1-9005, Cayman Islands. The address for CEP III is c/o The Carlyle Group, 2, avenue Charles de Gaulle, L -1653 Luxembourg, Luxembourg. The address of each of the other Reporting Persons is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

CUSIP No. G0750C108	Schedule 13G	Page 21 of 28

(c)    Citizenship of each Reporting Person is:

Carlyle Group Management L.L.C., The Carlyle Group L.P. and Carlyle Holdings II GP L.L.C. are organized in the state of Delaware. Carlyle Holdings II L.P. is a Québec société en commandit. CEP III Managing GP, L.P. and Carlyle Europe Partners III, L.P. are organized under the laws of the United Kingdom. CEP III Participations S.à r.l. SICAR is organized under the laws of Luxembourg. Each of the other Reporting Persons is organized under the laws of the Cayman Islands.

(d)    Title of Class of Securities:

Common shares, $1.00 par value per share (“Common Shares”).

(e)    CUSIP Number:

G0750C108

ITEM 3.

Not applicable.

CUSIP No. G0750C108	Schedule 13G	Page 22 of 28

ITEM 4.	Ownership

Ownership (a-c)

The ownership information presented below represents beneficial ownership of Common Shares of the Issuer as of December 31, 2015, based upon 237,844,503 Common Shares outstanding as of October 27, 2015.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Carlyle Group Management L.L.C.	69,811,996	29.4%	0	69,811,996	0	69,811,996
The Carlyle Group L.P.	69,811,996	29.4%	0	69,811,996	0	69,811,996
Carlyle Holdings II GP L.L.C.	69,811,996	29.4%	0	69,811,996	0	69,811,996
Carlyle Holdings II L.P.	69,811,996	29.4%	0	69,811,996	0	69,811,996
TC Group Cayman Investment Holdings, L.P.	69,811,996	29.4%	0	69,811,996	0	69,811,996
TC Group Cayman Investment Holdings Sub L.P.	69,811,996	29.4%	0	69,811,996	0	69,811,996
CP V General Partner, L.L.C.	53,560,977	22.5%	0	53,560,977	0	53,560,977
TC Group V Cayman, L.P.	53,560,977	22.5%	0	53,560,977	0	53,560,977
Carlyle Partners V SA1 Cayman, L.P.	14,855,707	6.2%	0	14,855,707	0	14,855,707
Carlyle Partners V SA2 Cayman, L.P.	13,393,550	5.6%	0	13,393,550	0	13,393,550
Carlyle Partners V SA3 Cayman, L.P.	13,745,430	5.8%	0	13,745,430	0	13,745,430
Carlyle Partners V-A Cayman, L.P.	861,169	0.4%	0	861,169	0	861,169
CP V Coinvestment A Cayman, L.P.	1,631,615	0.7%	0	1,631,615	0	1,631,615
CP V Coinvestment B Cayman, L.P.	195,881	0.1%	0	195,881	0	195,881
Carlyle Coatings Partners, L.P.	8,877,625	3.7%	0	8,877,625	0	8,877,625
CEP III Managing GP Holdings, Ltd.	16,251,019	6.8%	0	16,251,019	0	16,251,019
CEP III Managing GP, L.P.	16,251,019	6.8%	0	16,251,019	0	16,251,019
Carlyle Europe Partners III, L.P.	16,251,019	6.8%	0	16,251,019	0	16,251,019
CEP III Participations S.à r.l. SICAR	16,251,019	6.8%	0	16,251,019	0	16,251,019

CPV SA1, CPV SA2 and CPV SA3 are the record holders of 14,855,707, 13,393,550 and 13,745,430 Common Shares, respectively. CPV-A, CPV Coinvest A, CPV Coinvest B and CCP are the record holders of 861,169, 1,631,615, 195,881 and 8,877,625 Common Shares, respectively. CEP III is the record holder of 16,251,019 Common Shares.

Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole member of CP V General Partner, L.L.C. and the sole shareholder of CEP III Managing GP Holdings, Ltd. CP V General Partner, L.L.C. is the general partner of TC Group V Cayman, L.P., which is the general partner of each of the Carlyle Cayman Shareholders. CEP III Managing GP Holdings, Ltd. is the general partner of CEP III Managing GP, L.P., which is the general partner of Carlyle Europe Partners III, L.P., which is the sole shareholder of CEP III.

CUSIP No. G0750C108	Schedule 13G	Page 23 of 28

ITEM 5.	Ownership of Five Percent or Less of a Class

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group

Not applicable.

ITEM 9.	Notice of Dissolution of Group

Not applicable.

ITEM 10.	Certification

Not applicable.

CUSIP No. G0750C108	Schedule 13G	Page 24 of 28

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2016

CARLYLE GROUP MANAGEMENT L.L.C.

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

THE CARLYLE GROUP L.P.
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS II GP L.L.C.
By: The Carlyle Group L.P., its managing member
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS II L.P.

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP CAYMAN INVESTMENT HOLDINGS, L.P.
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CUSIP No. G0750C108	Schedule 13G	Page 25 of 28

TC GROUP CAYMAN INVESTMENT HOLDINGS SUB L.P.

By: TC Group Cayman Investment Holdings, L.P., its general partner
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CP V GENERAL PARTNER, L.L.C.

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Authorized Person

TC GROUP V CAYMAN, L.P.

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Authorized Person

CARLYLE PARTNERS V SA1 CAYMAN, L.P.
By: TC Group V Cayman, L.P., its general partner
By: CP V General Partner, L.L.C., its general partner

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Authorized Person

CARLYLE PARTNERS V SA2 CAYMAN, L.P.
By: TC Group V Cayman, L.P., its general partner
By: CP V General Partner, L.L.C., its general partner

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Authorized Person

CARLYLE PARTNERS V SA3 CAYMAN, L.P.
By: TC Group V Cayman, L.P., its general partner
By: CP V General Partner, L.L.C., its general partner

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Authorized Person

CUSIP No. G0750C108	Schedule 13G	Page 26 of 28

CARLYLE PARTNERS V-A CAYMAN, L.P.
By: TC Group V Cayman, L.P., its general partner
By: CP V General Partner, L.L.C., its general partner

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Authorized Person

CP V COINVESTMENT-A CAYMAN, L.P.
By: TC Group V Cayman, L.P., its general partner
By: CP V General Partner, L.L.C., its general partner

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Authorized Person

CP V COINVESTMENT-B CAYMAN, L.P.
By: TC Group V Cayman, L.P., its general partner
By: CP V General Partner, L.L.C., its general partner

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Authorized Person

CARLYLE COATING PARTNERS, L.P.
By: TC Group V Cayman, L.P., its general partner
By: CP V General Partner, L.L.C., its general partner

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Authorized Person

CEP III MANAGING GP HOLDINGS, LTD.
By: TCG Holdings Cayman II, L.P., its general partner
By: DBD Cayman Ltd., its general partner
By: Carlyle Offshore Partners II Ltd., its general partner

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CUSIP No. G0750C108	Schedule 13G	Page 27 of 28

CEP III MANAGING GP, L.P.
By: CEP III Managing GP Holdings, Ltd., its general partner
By: TCG Holdings Cayman II, L.P., its general partner
By: DBD Cayman Ltd., its general partner
By: Carlyle Offshore Partners II Ltd., its general partner

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE EUROPE PARTNERS III, L.P.
By: CEP III Managing GP, L.P., its general partner
By: CEP III Managing GP Holdings, Ltd., its general partner
By: TCG Holdings Cayman II, L.P., its general partner
By: DBD Cayman Ltd., its general partner
By: Carlyle Offshore Partners II Ltd., its general partner

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CEP III PARTICIPATIONS S.À R.L. SICAR

By:	/s/ David B. Pearson
Name:	David B. Pearson
Title:	Manager

CUSIP No. G0750C108	Schedule 13G	Page 28 of 28

LIST OF EXHIBITS

Exhibit No.	Description

24	Power of Attorney (incorporated by reference to Exhibit 24 to the Schedule 13G filed by the Reporting Persons on February 12, 2015).

99	Joint Filing Agreement (incorporated by reference to Exhibit 99 to the Schedule 13G filed by the Reporting Persons on February 12, 2015).